Exhibit 10.1

Patrick R. Gruber Chief Executive Officer pgruber@gevo.com

Bradford K. Towne

Via email

January 4, 2018

Re: Position as Chief Accounting Officer

Dear Bradford:

We are very pleased to extend to you the position of Chief Accounting Officer Gevo, Inc. (the “Company”), which is estimated to begin on January 15, 2018 or such other date as mutually acceptable. The terms of our offer are as follows:

1. Position.

You will be employed by the Company in a regular, full-time position as Chief Accounting Officer (CAO), reporting to the CEO. You will be expected to devote your full working time and attention to the business of the Company, and not to work for any other business without the Company’s approval. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will also be expected to comply with and be bound by the Company’s operating policies, procedures and practices that are from time to time in effect during the term of your employment.

2. Salary.

Your annual salary shall be $170,000, payable in accordance with the Company’s normal payroll practices, with such payroll deductions and withholdings as are required by law. Your benefits remain the same as they were prior to appointment as CAO.

3. At Will Employment.

While we look forward to a long and productive relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without notice and with or without cause. Any statements or representations to the contrary (including any statements contradicting any provision in this offer letter) should be regarded by you as ineffective.

4. Separation Benefits.

Upon termination of your employment with the Company for any reason, you will receive payment for all unpaid salary and unused paid time off accrued and earned as of the date of your termination of

Gevo, Inc., 345 Inverness Drive South, Bldg C, Ste 310, Englewood, CO 80112

Tel: (303) 858-8358 ● Fax: (303) 379-6630 ● www.gevo.com

Patrick R. Gruber Chief Executive Officer pgruber@gevo.com

employment, and your benefits will be continued under the Company’s then existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law. In the event that you are terminated by the Company for any reason other than a termination for cause, and such termination results in your incurring a “separation from service” from the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, you will be entitled to receive severance in the amount of three (3) month’s salary and the Company will vest all of your unvested stock options and other equity awards (if any) outstanding at the time of such termination, regardless of when such options or equity awards were made.

Termination for “cause” shall not include the Company hiring another person as Chief Financial Officer or you reporting to someone other than the Company’s CEO.

5. Arbitration.

You and the Company agree to submit to mandatory and exclusive binding arbitration of any controversy or claim arising out of, or relating to, this offer letter or any breach hereof or your employment relationship, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Any such arbitration shall be conducted through the American Arbitration Association in the State of Colorado, Denver County, before a single arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time, and judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

6. Miscellaneous.

This offer letter, together with the Employee Proprietary Information and Inventions Agreement, represents the entire agreement between the parties concerning the subject matter of your employment by the Company. This offer letter will be governed by the laws of the State of Colorado without reference to conflict of legal provisions. This agreement contains the entire agreement between the parties regarding the subject matter hereof and supersedes all prior agreements or understandings between the Parties with respect thereto. This offer will remain open until seven days from the date of this letter. If you decide to accept our offer, and we hope you will, please sign the enclosed copy of this letter in the space indicated and return it to Human Resources at Gevo, Inc. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to contact me.

Congratulations! I look forward to working with you as CAO.

Signatures Follow

Gevo, Inc., 345 Inverness Drive South, Bldg C, Ste 310, Englewood, CO 80112

Tel: (303) 858-8358 ● Fax: (303) 379-6630 ● www.gevo.com

Patrick R. Gruber Chief Executive Officer pgruber@gevo.com

Best regards,

/s/ Patrick R. Gruber
Patrick R. Gruber
Chief Executive Officer

Accepted and Agreed:

/s/ Bradford K. Towne
Bradford K. Towne

January 5, 2018
Date

Gevo, Inc., 345 Inverness Drive South, Bldg C, Ste 310, Englewood, CO 80112

Tel: (303) 858-8358 ● Fax: (303) 379-6630 ● www.gevo.com